              SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                          SCHEDULE 13G
                         (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT
 TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                   PURSUANT TO RULE 13d-2(b)

                        (Amendment No. 4)*


                     HAYWOOD BANCSHARES, INC.
                         (Name of Issuer)


                COMMON STOCK, PAR VALUE $1.00 PER SHARE
                   (Title of Class of Securities)


                          421334 10 3
                        (CUSIP Number)


                              N/A
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ] Rule 13d-1(b)
  [ ] Rule 13d-1(c)
  [x] Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      Page 1 of 5 pages

CUSIP NO. 421334 10 3             13G          PAGE 2 OF 5 PAGES


1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSONS (ENTITIES ONLY)

     Larry R. Ammons

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

Number of shares beneficially owned by each reporting person with:

5.    SOLE VOTING POWER           13,270

6.    SHARED VOTING POWER         66,632

7.    SOLE DISPOSITIVE POWER:     13,270

8.    SHARED DISPOSITIVE POWER:   66,632

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      79,902

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*:    [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   6.4%

12.  TYPE OF REPORTING PERSON:*   IN


             *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)   NAME OF ISSUER:

            Haywood Bancshares, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            370 North Main Street
            Waynesville, North Carolina 28786

Item 2(a)   NAME OF PERSON(S) FILING:

            Larry R. Ammons

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            370 North Main Street
            Waynesville, North Carolina 28786

      (c)   CITIZENSHIP:

            United States

      (d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $1.00 per share

      (e)   CUSIP NUMBER:

            421334 10 3

Item 3      IF THIS STATEMENT IS FILED UNDER RULE 13D-1(b) OR
            RULE 13D-2(b), OR (c) CHECK WHETHER THE PERSON FILING
            IS A:

            Not Applicable since this statement is being filed under Rule 13d-1(c).

Item 4.     OWNERSHIP

            (a)  Amount Beneficially Owned:  79,902 shares

            (b)  Percent of Class:  6.4%

            (c)  Number of shares as to which such person has:

            (i)  Sole power to vote or to direct the vote 13,270

            (ii) Shared power to vote or to direct the
                 vote                                     66,632

           (iii) sole power to dispose or to direct the
                 disposition of                           13,270

           (iv)  shared power to dispose or to direct
                 the disposition of                       66,632

Item 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        If this statement is being filed to report the fact that
        as of the date hereof the reporting person has ceased to
        be the beneficial owner of more than five percent of the
        class of securities, check the following:   [   ]

Item 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
        PERSON:

        Not Applicable

Item 7  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
        HOLDING COMPANY:

        Not Applicable

Item 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
        GROUP:

        Not Applicable

Item 9  NOTICE OF DISSOLUTION OF GROUP:

        Not Applicable

Item 10 CERTIFICATION:

        By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                      Page 4 of 5 Pages

                          SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           31 January 2000
                                          --------------------
                                                Date


                                          /s/ Larry R. Ammons
                                          --------------------
                                              (Signature)


                                          Larry R. Ammons
                                          --------------------
                                              (Name/Title)